Exhibit 10.89

AGREEMENT AND GENERAL RELEASE

        THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by Timothy J. Hogan (hereinafter referred to as “Hogan”) and Puget Sound Energy, Inc. (hereinafter referred to as “PSE”).

RECITALS

    A.        Hogan has been employed by PSE as Senior Vice President Regional Services and Community Affairs and his duties in that position ended effective July 31, 2003, by mutual agreement.

    B.        Hogan and PSE wish to enter into an agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

    C.        PSE has advised Hogan of his right to consult an attorney prior to signing this Agreement and has provided him reasonable time to consider its offer and to seek legal assistance. Hogan has either consulted an attorney of his choice or has voluntarily elected not to consult legal counsel, and understands that he is waiving all potential claims against PSE, except as specifically reserved herein.

    D.        This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

AGREEMENTS

        NOW, THEREFORE, in consideration of the following recitals and the mutual promises contained below, it is agreed as follows:

1.     EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

        Hogan will have no further active employment responsibilities after July 31, 2003 (the “Paid Leave Initiation Date”). Upon the Effective Date of this Agreement (as defined below), Hogan will be placed on a paid administrative leave through March 31, 2004 (the “Paid Leave Period”), at which point his employment with PSE will end. If this Agreement does not become effective, Hogan’s employment with PSE will terminate retroactive to July 31, 2003.

2.     PAID LEAVE AND BENEFITS

A.	Salary and Insurance Benefits

        Commencing with the Effective Date of this Agreement and through the Paid Leave Period, PSE will continue to pay Hogan a monthly salary of $21,250.00, less required and authorized withholding. During the Paid Leave Period, Hogan also will be eligible to continue participation in PSE’s officer-level benefit programs, except for short and long term disability and worker’s compensation programs.

        Through March 31, 2006, PSE will continue Hogan’s medical and dental group insurance through its group plans on the same basis as during his active employment unless he sooner obtains similar coverage under another employer-sponsored plan, in which case Hogan is to promptly advise PSE of his new insurance coverage. If Hogan has not secured other medical and dental insurance coverage by March 31, 2006, he will then be entitled to continue his PSE medical and dental insurance coverage at his own expense, to the extent permitted by and subject to applicable provisions of COBRA. PSE’s obligation will cease if its medical and dental group insurance carriers at any date before March 31, 2006 no longer permit group coverage for Hogan; in that event, Hogan will be entitled to continue his PSE medical and dental insurance coverage at his own expense, to the extent permitted by and subject to applicable provisions of COBRA.

B.	Incentive Payments

        No later than March 1, 2004, PSE will pay Hogan (a) a lump sum equal to the value of the 2000 – 2003 grant, measured as of June 30, 2003, as defined in the Puget Energy 1995 Long Term Incentive Plan (i.e., $211,088), and (b) a lump sum equal to the value, if any, of the result of his assigned goals under the terms of the 2003 Annual Incentive Plan. PSE agrees that Hogan has elected to defer these payments into his Deferred Compensation Plan Account for payment as defined in Section D of this document. The Annual Incentive Plan payment will be based on PSE’s December 31, 2003 results, and both payments will be subject to any required or authorized withholding.

C.	Supplemental Executive Retirement Plan

        Hogan is entitled to benefit payments under PSE’s Supplemental Executive Retirement Plan (“SERP”). PSE agrees that Hogan may commence actuarially reduced SERP benefit payments as early as age 55. If Hogan commences receipt of SERP benefits and then obtains employment that would otherwise require suspension of such benefits, PSE agrees to waive suspension of benefits under Section 3.6 of the SERP. Attached hereto as Exhibit A is a copy of a letter from PSE to Hogan, transmitting an estimate by Milliman USA of Hogan’s SERP benefits (identified as “New PSE SERP” in Exhibit A).

D.	Deferred Compensation Plan

        Hogan is a participant in PSE’s Deferred Compensation Plan. No later than 60 days after March 31, 2004, PSE will commence paying Hogan’s Account Balance in the Deferred Compensation Plan in 60 monthly payments as defined as a Monthly Installment Method in the Plan. These payments will be subject to authorized and required withholding.

E.	Stock Options

        Following the Effective Date of this Agreement, Hogan may exercise any unexpired stock options available to him during the Paid Leave Period.

F.	Outplacement Services

        PSE will provide Hogan with services through Waldron & Company’s Flagship Program for Senior Executives—Resident.

G.	Club Membership

        PSE will continue to pay Hogan’s dues for his membership at the Rainier Club through March 31, 2004.

H.	Laptop Computer

        Hogan may retain the laptop computer that was provided to him by PSE for use during his employment; provided that Hogan agrees that he will not download from the laptop computer any proprietary information of PSE and that he will submit his laptop computer to PSE’s information systems department so that PSE files and material may be deleted.

3.     VALID CONSIDERATION

        Hogan agrees that certain of the payments and other benefits described in the preceding paragraph are not required by PSE policies or procedures or by any other contractual obligation of PSE, and are offered by PSE solely as consideration for this Agreement. Hogan acknowledges that these payments represent a substantial benefit to him.

4.     CONFIDENTIALITY OF SEPARATION AGREEMENT

        Hogan agrees that, except as otherwise required by law, he will keep the terms of this Agreement (including but not limited to the salary continuation amounts) completely confidential, and that he will not disclose any information concerning this Agreement or its terms to anyone other than him immediate family, legal counsel, and/or financial advisors, who he will first inform of and from whom he will obtain agreement to be bound by this confidentiality clause.

5.     GENERAL RELEASE OF CLAIMS

        Hogan expressly waives any claims against PSE and releases PSE (including its officers, directors, stockholders, managers, agents and representatives) from any claims that he may have in any way connected with his employment and/or the termination of his employment with PSE; provided that, this waiver and release does not waive or release claims for Hogan’s vested retirement benefits or his vested benefits in the Deferred Compensation Plan. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on PSE’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the American with Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.

        Hogan represents that he has not filed any complaints, charges or lawsuits against PSE with any governmental agency or any court, and agrees that he will not initiate or encourage any such actions.

        This waiver and release shall not waive or release claims where the events in dispute first arise after the execution of this Agreement, nor shall it preclude Hogan from filing a lawsuit for the exclusive purpose of enforcing his rights under this Agreement.

6.     REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

        Hogan and PSE agree that he shall have 21 days to review this Agreement and consult legal counsel if he so chooses, during which time the proposed terms of this Agreement shall not be amended, modified or revoked by PSE. Hogan may revoke this Agreement if he so chooses by providing written notice of his decision to revoke the Agreement to PSE (ATTN: Stephen Reynolds) within seven days following the date he signs this Agreement. This Agreement shall become effective and enforceable upon expiration of this seven-day revocation period, and the Effective Date shall be the first day following the expiration of the revocation period.

7.     NONDISPARAGEMENT

        Hogan agrees that, unless required by law, he will not make disparaging or derogatory statements about PSE, its officers, managers, employees and/or agents or engage in conduct detrimental to PSE’s business or reputation. Any violation of this obligation by Hogan during the Paid Leave Period will cancel PSE’s obligation to make any further salary continuation payments still due.

        PSE agrees that, unless required by law, its officers, directors and managers who have knowledge of this Agreement will not make disparaging or derogatory statements about Hogan or engage in conduct detrimental to Hogan’s business or reputation.

8.     D&O COVERAGE; LITIGATION

        Hogan will continue to be covered by PSE’s Director and Officer liability insurance for actions arising based on his conduct as an Officer of PSE. In case of litigation that arises involving PSE matters about which Hogan has knowledge or expertise, Hogan agrees that he will cooperate with PSE and make himself reasonably available to work with PSE in the pursuit or defense, as applicable, of such litigation. PSE will pay Hogan for any such consultation or other services he renders in connection with such litigation at an hourly rate computed based on his final earnings level at PSE (i.e., annual salary divided by 2,080).

8.     SEVERABILITY

        The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

9.     KNOWING AND VOLUNTARY AGREEMENT

        Hogan represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claim he might have not expressly reserved against PSE and its agents, understands that he has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below:

PUGET SOUND ENERGY, INC.

/s/ Stephen P. Reynolds	/s/ Timothy J. Hogan
Stephen P. Reynolds	Timothy J. Hogan

Title: President and Chief Executive Officer	Dated: August 25, 2003

Dated: August 25, 2003